UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 6, 2006

NASHUA CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation)	1-05492 (Commission File Number)	02-0170100 (IRS Employer Identification No.)
11 Trafalgar Square, Suite 201
Nashua, New Hampshire 03063
(Address of principal executive offices and zip code)
(603) 880-2323
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
     On November 6, 2006, Nashua Corporation entered into a Purchase and Sale Agreement with Equity Industrial Partners Corp. for the sale by Nashua of property in Merrimack, New Hampshire for a purchase price of $18.5 million, subject to certain adjustments specified in the Purchase and Sale Agreement. The sale of the property is expected to close on November 29, 2006, subject to customary closing conditions.
     Nashua has made customary representations and warranties to Equity Industrial Partners Corp. under the Purchase and Sale Agreement. The representations and warranties will survive for one year after the closing of the transaction. In no event will Nashua’s aggregate liability to Equity Industrial Partners Corp. for breach of the representations or warranties exceed the aggregate purchase price paid to Nashua. Nashua has also agreed to undertake and continue the specified remediation and monitoring of certain environmental obligations under the Purchase and Sale Agreement.
     Pursuant to the Purchase and Sale Agreement, on the date of the closing of the transaction, Nashua and Equity Industrial Partners Corp. agreed to enter into a lease agreement for approximately 155,503 rentable square feet in a building located on the property to be sold whereby Nashua will lease-back a portion of the building. The term of the lease will be for five years and the aggregate rental payment will be approximately $3.7 million.
     A copy of the Purchase and Sale Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.
Item 9.01. — Financial Statements and Exhibits
(d)	Exhibits

See Exhibit Index attached hereto.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASHUA CORPORATION
Date: November 13, 2006	By:	/s/ John L. Patenaude
John L. Patenaude
Vice President - Finance, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement, by and between Nashua Corporation and Equity Industrial Partners Corp., dated as of November 6, 2006.